News Release

FOR IMMEDIATE RELEASE	CONTACT
January 4, 2008	Craig Renner
301-843-8600

ACPT TEMPORARILY AMENDS SALES AGREEMENT WITH LENNAR

ST. CHARLES, MD.— American Community Properties Trust (AMEX:APO) announced today that it has reached agreement on a temporary revision of its lot sales agreement with Lennar Corp. related to the St. Charles planned development in Charles County, Maryland.
Under the terms of the amendment to the sales agreement, Lennar purchased 51 lots in St. Charles’ Sheffield neighborhood for an aggregate base purchase price of $3,778,000 on December 31, 2007.  ACPT further agreed to accept this settlement as satisfaction of Lennar’s lot take down requirements for 2007 resulting in 78 lot sales to Lennar for an initial price of approximately $6.0 million.
Lennar also agreed to purchase lots with an aggregate base purchase price of an additional $3,722,000, making a total of $7,500,000, on or before June 1, 2008.  In exchange, ACPT agreed to reduce the final purchase price payable to ACPT in respect of these $7.5 million of base purchase price lots to 22.5% of the selling price of the home constructed on each such lot, rather than 30%, with the final sales price of each lot subject to floor prices of $78,000 per single family lot and $68,000 per town home lot. Lots purchased by Lennar after the additional $3,722,000 of aggregate base purchase price lots are taken by Lennar in 2008 will be governed by the terms of the previous agreement.
“Our concession in entering into the amendment reflects the strength of our partnership with Lennar, tempered by our recognition of the realities of the market Lennar is facing for sales of new homes, regionally and nationally,” said Edwin L. Kelly, President and Chief Operating Officer of ACPT.
ACPT will include the full text of the agreements and related amendments in a Form 8-K filed with Securities and Exchange Commission.
ACPT  is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, multifamily rental properties, and asset management services. ACPT common shares are currently listed on the American Stock Exchange under the symbol AmCmntyProp (APO).
For more information about ACPT, visit www.acptrust.com. For more information about the planned community of St. Charles, visit www.stcharlesmd.com.